Exhibit 10.26

AMENDMENT TO TAX ALLOCATION AGREEMENT

This AMENDMENT TO TAX ALLOCATION AGREEMENT (this “Amendment”) is made and entered into as of September 26, 2012 (the “Effective Date”) by Ralcorp Holdings, Inc. (“Ralcorp”) and Post Holdings, Inc. (“Post”).

RECITALS:

A.    Post and Ralcorp entered into that certain Tax Allocation Agreement dated as of February 3, 2012 (the “Original Agreement”).

B.    Post and Ralcorp desire to amend and supplement the Original Agreement as hereinafter provided.

AGREEMENT:

NOW THEREFORE, in consideration of the recitals, the mutual promises and agreements contained herein, the parties agree as follows:

1.    Defined Terms. All capitalized terms, not specifically defined herein, shall have the meanings given such terms in the Original Agreement. All references to the “Agreement” in the Original Agreement and in this Amendment shall be deemed to be references to the Original Agreement as the same is amended by this Amendment.
2.    Amendments. The Original Agreement is hereby amended as follows:
(a)    By deleting in their entirety the defined terms “Board Certificate”, “Notified Action”, “Section 7.02(d) Acquisition Transaction” and “Unqualified Tax Opinion” in Section 1 of the Original Agreement.
(b)    By adding the following between the word “Person” and the semicolon at the end of clause (iv) of Section 2.03(b) of the Original Agreement: “, other than Post’s purchase of any of the Retained Shares from any of the financial institution(s) described in paragraph F of Annex I which received any such Retained Shares in connection with the Equity for Debt Exchange”.
(c)    By amending clause (vii) of Section 2.03(b) of the Original Agreement to read in its entirety as follows:
“any act, or failure to act, by Post or any Post Affiliate as set forth in Section 7.02, or if, from the date hereof until the first day after the two-year anniversary of the Distribution Date, Post: (1) enters into any Proposed Acquisition Transaction or, to the extent Post has the right to prohibit any Proposed Acquisition Transaction, permits any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Post’ charter or bylaws or otherwise), (2) merges or consolidates with any other Person or liquidates or partially liquidates, (3) in a single transaction or series of transactions sells or transfers (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Post pursuant to the Post Contribution or sells or transfers 60% or more of the gross assets of the Active Trade or Business or 60% or more of the consolidated gross assets of Post and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (4) redeems or otherwise repurchases (directly or through a Post Affiliate) any Post stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48) or other than Post’s purchase of any of the Retained Shares from any of the financial institution(s) described in paragraph F of Annex I which received any such Retained Shares in connection with the Equity for Debt Exchange, (5) amends its certificate of incorporation (or other organizational documents), or takes any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Post Capital Stock (including, without limitation, through the conversion of one class of Post Capital Stock into another class of Post Capital Stock), or (6) takes any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this clause (vii) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Post or otherwise jeopardize the Tax-Free Status.”
(d)    By adding the following to the end of the last paragraph of Section 2.03(b) of the Original Agreement: “For avoidance of doubt, the Companies agree that anything herein to the contrary notwithstanding, in no event shall Post or any Affiliate be obligated to indemnify or hold harmless Ralcorp or any member of the Ralcorp Group from and against any Tax Related Losses that are in any way attributable to or result from or are otherwise caused or deemed to be caused by Post’s purchase of any of the Retained Shares from any of the financial institution(s) described in paragraph F of Annex I which received any such Retained Shares in connection with the Equity for Debt Exchange and Post may engage in any such purchase transaction without the consent or approval of Ralcorp.”
(e)    By adding Section 2.05 to the Original Agreement to read in its entirety as follows:
“Written Tax Opinion. If Post engages in any of the transactions described in Section 2.03(b)(vii) and, in connection therewith, Post obtains a written tax opinion regarding the effect that any such transaction would have on the Tax Free Status, then Post shall deliver a copy of such written tax opinion to Ralcorp upon the later of (i) its receipt of such written tax opinion or (ii) such time as the transaction in question is publicly announced; provided, however, that, for avoidance of doubt, the Companies agree that in no event shall Post be obligated to obtain any such written tax opinion and that in no event shall any of the transactions described in Section 2.03(b)(vii) require the consent or approval of Ralcorp.”
(f)    By deleting Section 7.02(c) of the Original Agreement in its entirety.
(g)    By deleting Section 7.02(d) of the Original Agreement in its entirety.
(h)    By deleting Section 7.04 of the Original Agreement in its entirety and replacing it with the following: “Neither Post nor any Post Affiliate directly or indirectly controlled by Post shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including the impact of any transaction on the Transactions).”

Section 3. Miscellaneous.
(a)    Except as specifically stated herein, the execution, delivery and effectiveness of this Amendment shall not and does not operate as a waiver of any right, power or remedy of any party to the Original Agreement, nor constitute a waiver of any provision of the Original Agreement.
(b)    Except as expressly amended or modified hereby, each of the terms, provisions, covenants, representations and warranties contained in the Original Agreement shall remain in full force and effect.
(c)    The section headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.
(d)    This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other telecommunications mechanism will be effective as delivery of a manually executed counterpart of this Amendment.
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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

Ralcorp:

Ralcorp Holdings, Inc.

By:	/s/ Scott Monette
Name:	Scott Monette
Title:	VP / CFO

Post:

Post Holdings, Inc.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	Chief Financial Officer

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